Exhibit 99.1

BioSpecifics Technologies Corp. Reports Second Quarter 2011 Financial Results

- Company Reports $2.6 Million in Net Income for Quarter and Expects Profitability on an Ongoing Annual Basis -

LYNBROOK, NY – August 9, 2011 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® in the U.S. and XIAPEX® in Eurasia, today announced its financial results for the second quarter ended June 30, 2011 and provided a corporate update. For the quarter, the Company reported net income of $2.6 million or $0.40 per share on a basic basis and $0.36 on a fully diluted basis and the Company anticipates that it will be profitable on an ongoing annual basis.

“We are very pleased to report strong financial results this quarter and our expectation of continued profitability. We are also enthusiastic about the steady commercial progress that has been made by Pfizer in commercializing XIAPEX for the treatment of Dupuytren’s contracture in Europe,” reflected Thomas L. Wegman, President of BioSpecifics. “In addition as we have previously reported, enrollment is complete for the Phase 3 pivotal trials for XIAFLEX for the treatment of Peyronie's disease, and we anticipate announcing those top-line results in the second quarter of next year.”

Financial Results

BioSpecifics reported net income of $2.6 million for the second quarter of 2011, or $0.40 per basic and $0.36 per diluted share, compared to a net loss of $0.9 million, or $0.15 per basic and diluted common share, for the same period in 2010. The Company anticipates that it will be profitable on an ongoing annual basis.

Total revenue for the second quarter of 2011 was $5.0 million, compared to $0.9 million for the same period in 2010.

Royalty and earn-out revenues for the second quarter of 2011 were $1.7 million, compared to $0.5 million for the same period in 2010. Royalty and cost of goods sold revenues recognized under the Company’s agreement with Auxilium Pharmaceuticals, Inc. (Auxilium) for the second quarter of 2011 were $1.1 million, compared to $0 million for the same period in 2010. Royalty revenues recognized from DFB Biotech, Inc. for the second quarter of 2011 were $0.6 million compared with $0.5 million for the same period in 2010.

Licensing revenue recognized from Auxilium for the second quarters of 2011 and 2010 was $0.1 million in each period. These licensing revenues related to cash payments received in prior years and amortized over the expected development period.

Milestone revenue recognized from Auxilium for the second quarter of 2011 was $3.2 million, compared to $0.15 million for the same period in 2010. In the second quarter of 2011 BioSpecifics received and recognized $2.6 million of the $30 million regulatory milestone paid to Auxilium by its licensee Pfizer, Inc. (Pfizer) following the first sale of XIAPEX (the European trade name for injectable collagenase) in a major European Union market for Dupuytren’s contracture. BioSpecifics also received and recognized a milestone of $0.6 million of the $7.5 million paid to Auxilium by Pfizer for the launch in Germany of XIAPEX in the second quarter of 2011. In the second quarter of 2010, BioSpecifics received and recognized the remaining $150,000 of a $1.0 million milestone related to the Company’s notification to Auxilium of its election not to commercially manufacture XIAFLEX.

Research and development expenses for the second quarter of 2011 were $0.3 million, compared to $0.1 million for the same period in 2010. This increase in research and development expenses was primarily due to higher consulting services related to the Company’s animal study and research and development programs.

General and administrative expenses for the second quarter of 2011 were $1.4 million, compared to $1.6 million for the same period in 2010. The decrease in general and administrative expenses was due to lower stock based compensation and consulting services partially offset by a reversal in the 2010 period of certain third party patent fees reimbursable under the Company’s agreement with Auxilium.

As of June 30, 2011, BioSpecifics had cash and cash equivalents and investments of $10.4 million, compared to $8.5 million on March 31, 2011.

Recent Corporate Highlights:

  On August 1, 2011, Auxilium reported that XIAPEX is now available for sale in Austria, Denmark, Finland, Germany, Norway, Sweden, and the United Kingdom, and was recently approved in Switzerland. BioSpecifics will receive 8.5% of the up to $22.5 million in additional regulatory milestone payments that Auxilium receives from Pfizer for Dupuytren’s contracture, following Pfizer's first sale of XIAPEX in each of the remaining major markets of the EU. To date, the Company has received $2.5 million in May 2011 for the commercial launch in the United Kingdom and $637,000 for the commercial launch in Germany in June 2011.

  In June 2011, BioSpecifics announced that positive data for XIAPEX were presented at the XVIth Annual Federation of European Societies for Surgery of the Hand Congress which took place in Oslo, Norway on May 26 – 28, 2011. Pfizer conducted a satellite symposium on XIAPEX treatment for Dupuytren’s contracture.

  In June 2011, the Company announced that its Board of Directors reauthorized BioSpecifics’ stock repurchase program under which the Company is authorized to repurchase up to $2 million of its outstanding common stock. This decision reflected the Company's continued commitment to increasing value for its stockholders and its confidence that it will achieve its goals.

Upcoming Milestones

There will be presentations and workshops discussing XIAFLEX at the upcoming American Society for Surgery of the Hand (ASSH) 2011 Annual Meeting on September 8-11, 2011 in Las Vegas, NV including the following:

Pre-conference workshop on reimbursement titled “Implementing the XIAFLEX (collagenase Clostridium histolyticum) Treatment Cycle: Reimbursement from Diagnosis to Treatment” as well as a workshop titled “Training for the Proper Administration of XIAFLEX (collagenase Clostridium histolyticum).”

Workshop by Dr. Gary Pess on proper administration of XIAFLEX and Drs. Kurt Anderson, Mark Belsky, Randal Culp and Philip Konkel will provide a XIAFLEX case study workshop.

XIAFLEX procedure workshop led by Dr. Arthur Taylor.

Auxilium-sponsored investor event featuring key opinion leaders.

Auxilium expects to complete the active dosing phase for its Peyronie’s disease Phase 3 double-blind placebo-controlled program at the end of August 2011 and anticipates reporting top-line data in the second quarter of next year. Auxilium believes that potentially 3-5% of the adult Caucasian male population is affected by this disease.

Auxilium plans to advance new pipeline indication(s) for XIAFLEX.

Webcast and Conference Call

The Company will host a conference call today at 8:30 am EDT to discuss its second quarter 2011 results.

To participate in the conference call, please dial 800-860-2442 (domestic) or 412-858-4600 (international). The presentation will be available via a live webcast at: www.videonewswire.com/event.asp?id=81617.

A replay of the call will be available one hour after the conference ends on August 9, 2011 until 9:00am EDT on August 19, 2011. To access the replay, please dial 877-344-7529 (domestic) or 412-317-0088 (international) and reference the access code 10002978. The archived webcast will be available for 90 days in the Investor Relations section of the BioSpecifics' website at www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications, three of which include: Dupuytren's contracture; Peyronie's disease; and frozen shoulder (adhesive capsulitis). Its strategic partner Auxilium Pharmaceuticals, Inc. markets XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture. Pfizer, Inc. is responsible for marketing XIAPEX® in 46 countries in Eurasia and Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan. More information about the Company may be found on its website at www.biospecifics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding BioSpecifics’ strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, its expected revenue growth, and any other statements containing the words "believes," "expects," "anticipates," "plans," "estimates" and similar expressions, are forward-looking statements. There are a number of important factors that could cause its actual results to differ materially from those indicated by such forward-looking statements, including the statements made by BioSpecifics and by its partner Auxilium regarding progress toward achievement of Auxilium’s objectives for the US launch of XIAFLEX® for Dupuytren’s contracture; the ability of Pfizer to achieve its objectives for XIAPEX® in Europe; the ability of Asahi Kasei to achieve its objectives for XIAFLEX® in Japan; the success of the Phase 3 trials for XIAFLEX for the treatment of Peyronie’s disease; the Company’s ability to initiate and complete clinical trials in additional indications, all of which will determine the amount of milestone, royalty and sublicense income BioSpecifics may receive; and other risk factors identified in the Company's Form 10-K for the year ended December 31, 2010 and its reports on Form 8-K filed with the SEC. All forward-looking statements included in this press release are made as of the date hereof, and the Company assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Consolidated Statements of Operations
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues:
Net sales	$5,882	$18,209	$11,774	$27,145
Royalties	1,706,166	507,322	2,651,247	539,134
Licensing revenues	3,296,776	259,276	4,156,051	2,807,560
Consulting fees	-	70,000	46,667	140,000
Total Revenues	5,008,824	854,807	6,865,739	3,513,839

Costs and expenses:
Research and development	270,799	144,799	482,865	1,041,616
General and administrative	1,418,016	1,646,165	2,927,542	3,680,343
Total costs and expenses	1,688,815	1,790,964	3,410,407	4,721,959

Operating income (loss)	3,320,009	(936,157)	3,455,332	(1,208,120)

Other income (expense):
Interest Income	16,688	25,925	33,248	51,775
Other income (expense)	14,479	-	14,479	-
	31,167	25,925	47,727	51,775

Income (loss) before income tax	3,351,176	(910,232)	3,503,059	(1,156,345)
Income tax benefit (expense)	(781,835)	-	2,757,405	(8,067)

Net income (loss)	$2,569,341	$(910,232)	$6,260,464	$(1,164,412)

Basic net income (loss) per share	$0.40	$(0.15)	$0.99	$(0.19)

Diluted net income (loss) per share	$0.36	$(0.15)	$0.87	$(0.19)

Shares used in computation of basic net income (loss) per share	6,354,135	6,273,945	6,324,168	6,244,136

Shares used in computation of diluted net income (loss) per share	7,174,568	6,273,945	7,158,024	6,244,136

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data
(Unaudited)

	June 30,	December 31,
	2011	2010
Cash and cash equivalents	$5,020,547	$2,470,852
Short term investments	5,360,970	5,360,970
Accounts and income tax receivable, net	1,062,077	2,171,511
Deferred tax assets (short and long-term)	3,103,944	-
Working capital	10,712,989	5,990,899
Total assets	16,115,707	11,518,701
Long-term liabilities	495,070	713,619
Total stockholders' equity	13,438,735	6,700,723